Exhibit 99.1

Stepan Reports Record Second Quarter and First Half Earnings

Northfield, Illinois, July 20, 2016 -- Stepan Company (NYSE: SCL) today reported:

Second Quarter Highlights

•	Reported net income was a record $27.9 million, or $1.21 per diluted share, a 65% increase versus $16.9 million, or $0.74 per diluted share, in the prior year.

•

Adjusted net income* was a record $30.1 million, or $1.31 per diluted share, a 44% increase versus $20.9 million, or $0.91 per diluted share, in the prior year. Total sales volume increased 12% for the quarter.

•	Surfactant operating income was $27.2 million, a 12% increase versus prior year benefiting from our internal efficiency program, lower raw material costs and an 11% increase in volume.

•	Polymer operating income was a record $31.0 million, a 32% increase versus prior year. Volumes were 14% higher and margins improved partially due to lower raw material costs.

•	The effect of foreign currency translation negatively impacted net income by $0.7 million, or $0.03 per diluted share, versus prior year.

First Half Highlights

•	Reported net income was a record $55.5 million, or $2.42 per diluted share, a 45% increase versus $38.2 million, or $1.67 per diluted share, in the prior year.

•

Adjusted net income* was a record $59.6 million, or $2.60 per diluted share, a 44% increase versus $41.3 million, or $1.80 per diluted share, in the prior year. Total sales volume increased 12% during the first half of the year.

•	The effect of foreign currency translation negatively impacted net income by $2.2 million or $0.10 per diluted share versus prior year.

*

Adjusted net income is a non-GAAP measure which excludes Deferred Compensation income/ expense as well as other significant and infrequent/non-recurring items. See Table II for this non-GAAP reconciliation.

“The Company had a strong second quarter and delivered record quarterly and year to date results,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “The quarter benefited from higher Surfactant and Polymer volumes, increased asset utilization, reduced raw material costs and enhanced internal efficiencies.

Surfactant operating income was up 12% on strong volume growth, improved asset utilization and a better product mix.  Polymers delivered a record quarter with a 32%

increase in operating income on higher volumes and margins.  Our polymer business continues to benefit from global energy conservation efforts and the advantages our technologies provide over competitive insulation materials.”

Financial Summary

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands, except per share data)	2016	2015	% Change	2016	2015	% Change
Net Sales	$454,603	$452,414	0%	$900,500	$912,865	(1)%
Operating Income	$42,916	$28,595	50%	$87,523	$63,773	37%
Net Income	$27,865	$16,914	65%	$55,519	$38,184	45%
Earnings per Diluted Share	$1.21	$0.74	64%	$2.42	$1.67	45%

Adjusted Net Income *	$30,080	$20,912	44%	$59,555	$41,344	44%
Adjusted Earnings per Diluted Share *	$1.31	$0.91	44%	$2.60	$1.80	44%

* See Table II for a reconciliation of non-GAAP Adjusted Net Income and Earnings per Diluted Share.

Summary of Second Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense as well as certain other significant and infrequent or non-recurring items.

•

Deferred Compensation:  The current year quarter includes $2.3 million of pre-tax expense versus $6.4 million of pre-tax expense in the prior year.  These amounts were $1.4 million and $4.0 million, respectively, on an after-tax basis.

•

Business Restructuring:  The current year quarter includes $1.1 million of pre-tax severance expense related to our Canadian plant closure, or $0.8 million on an after-tax basis.  This plant closure was previously announced in our May 20, 2016 press release. Also related to the plant closure, accelerated depreciation of $0.8 million pre-tax was recorded within the Surfactant segment operating income. The accelerated depreciation is not presented as an adjustment to reported net income. We expect accelerated depreciation expense of $4.5 million pre-tax for the full year of 2016, of which $2.6 million is expected for the second half of 2016.

Percentage Change in Net Sales

Quarterly net sales increased slightly versus prior year.  Higher sales volume offset lower selling prices and the negative impact of foreign currency translation resulting from the stronger U.S. dollar.  Sales volumes were up 12% with particularly strong growth in North America Surfactants and all regions in Polymers. The lower selling prices were primarily related to lower raw material costs.

	Three Months Ended June 30, 2016	Six Months Ended June 30, 2016
Volume	12%	12%
Selling Price	(10)%	(10)%
Foreign Translation	(2)%	(3)%
Total	(—)%	(1)%

Segment Results

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2016	2015	% Change	2016	2015	% Change
Net Sales
Surfactants	$298,587	$299,743	0%	$608,547	$630,294	(3)%
Polymers	$134,498	$133,613	1%	$248,396	$242,977	2%
Specialty Products	$21,518	$19,058	13%	$43,557	$39,594	10%
Total Net Sales	$454,603	$452,414	0%	$900,500	$912,865	(1)%

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands, all amounts pre-tax)	2016	2015	% Change	2016	2015	% Change
Operating Income *
Surfactants	$27,232	$24,232	12%	$64,477	$57,996	11%
Polymers	$30,994	$23,429	32%	$53,191	$38,214	39%
Specialty Products	$1,788	$1,522	17%	$4,121	$3,766	9%

Total segment operating income increased $10.8 million, or 22%, versus the prior year quarter. Total segment operating income in the first half increased $21.8 million, or 22% versus the prior year.

•

Surfactant net sales were $298.6 million for the quarter, $1.2 million less than prior year.  Sales volume grew by 11% primarily due to new North American laundry business earned in July 2015. Excluding this, volumes were up slightly. Selling prices were lower by $26.1 million primarily due to lower raw material costs.  The translation impact of a stronger U.S. dollar decreased net sales by $8.1 million. Surfactant operating income increased $3.0 million, or 12%, versus the prior year, primarily driven by favorable mix on higher sales volume into the distribution channel, lower raw material costs, contributions from our internal efficiency program (DRIVE) and the new Laundry supply contract.

•	Polymer net sales were $134.5 million in the second quarter, a $0.9 million increase versus prior year. Sales volume increased 14% in the quarter primarily due to continued growth in polyols used in rigid foam insulation and insulated metal panels.  Net sales increased $18.8 million as a result of this volume growth.  Selling prices were lower which decreased net sales by $15.4 million.  The translation impact of a stronger U.S. dollar decreased net sales by $2.5 million.  Operating income increased $7.6 million, or 32%, versus the prior year.  The improvement was primarily attributable to volume growth within the global Rigid Polyol business, improved performance in Phthalic Anhydride, and lower raw material costs.

•

Specialty Products net sales were $21.5 million, $2.5 million higher than prior year.  Operating income increased $0.3 million, or 17%, versus the prior year.    The Lipid Nutrition business improved due to volume growth and lower costs resulting from actions taken in 2015.  This improvement was slightly offset by the timing of orders in our food and flavoring business.

Corporate Expenses

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2016	2015	% Change	2016	2015	% Change
Total - Corporate Expenses	$17,098	$20,588	(17)%	$34,266	$36,203	(5)%
Deferred Compensation Expense/(Income) *	$2,434	$6,573	(63)%	$5,154	$8,150	(37)%
Adjusted Corporate Expense	$14,664	$14,015	5%	$29,112	$28,053	4%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation, increased $0.6 million, or 5%, for the quarter.  This increase was mostly attributable to the severance expense associated with our Canadian plant closure and higher incentive-based compensation expenses.  These expenses were partially offset by lower consulting expenses, as external resources related to our efficiency efforts were not used in the current year.

Income Taxes

The effective tax rate was 30% for the first half of 2016, which was equivalent to the 30% rate for the first half of 2015.

Selected Balance Sheet Information

The Company’s net debt level decreased $51 million for the quarter while the net debt ratio dropped from 23% to 17%.  The decrease in net debt was mostly attributable to a $45 million increase in cash.  The cash increase in the current quarter was primarily attributable to lower working capital requirements and strong second quarter earnings.

($ in millions)	6/30/16	3/31/16	12/31/15
Net Debt
Total Debt	$321.4	$327.9	$331.4
Cash	190.4	145.7	176.1
Net Debt	$131.0	$182.2	$155.3
Equity	618.9	594.8	557.0
Net Debt + Equity	$749.9	$777.0	$712.3
Net Debt / (Net Debt + Equity)	17%	23%	22%

The major working capital components were:

($ in millions)	6/30/16	3/31/16	12/31/15
Net Receivables	$285.1	$291.6	$249.6
Inventories	180.7	177.8	170.4
Accounts Payable	(144.2)	(130.0)	(128.6)
	$321.6	$339.4	$291.4

The Company had capital expenditures of $22 million during the quarter and $41 million during the first half of 2016.  This compares to $26 million and $54 million, respectively, in the prior year.  For the full year, we expect capital expenditures to be between $110 million and $120 million.

Outlook

“After a record first half, we remain optimistic about our core business for the balance of the year.  Our business should continue to benefit from higher laundry volumes within our Surfactant business and rigid polyol volumes within Polymers.  We expect higher raw material costs to slightly reduce margins.  Our internal efficiency program should continue to deliver meaningful results.  However, costs associated with a planned 30 day shutdown of our plant in Germany, accelerated depreciation and plant shutdown costs related to the closure of our Canadian plant, and lower construction activity in China should negatively impact the balance of 2016.  Overall, we continue to believe earnings for the year should grow.” said F. Quinn Stepan, Jr., President and Chief Executive Officer.

Conference Call

Stepan Company will host a conference call to discuss the first quarter results at 10:00 a.m. ET (9:00 a.m. CT) on July 20, 2016. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (800) 708-6791, and the webcast can be accessed through the Investor Relations/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com under the Investor Relations center at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds.  The Company is also a leading supplier of Polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com

Contact: Scott D. Beamer                              (847) 446-7500

* * * * *

Tables follow

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. Significant risks and uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) risks related to our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, costs related to expansion or other capital projects, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the effect of customer product reformulations or new technologies, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, disruptions in production at manufacturing facilities, volatility of raw material, natural gas and energy costs, maintaining and protecting intellectual property rights, interruption or breaches of information technology systems, disruptions in transportation or significant changes in transportation costs, our level of indebtedness and general economic conditions.  These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Six Months Ended June 30, 2016 and 2015

(Unaudited – in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015
Net Sales	$454,603	$452,414	$900,500	$912,865
Cost of Sales	361,672	372,902	714,070	756,911
Gross Profit	92,931	79,512	186,430	155,954
Operating Expenses:
Selling	14,572	14,265	28,262	27,262
Administrative *	17,692	17,482	36,392	35,244
Research, Development and Technical Services	14,256	12,597	28,038	24,387
Deferred Compensation Expense *	2,434	6,573	5,154	8,150
	48,954	50,917	97,846	95,043
Other Operating Income (Expense)
Gain on Sale of Product Line	—	—	—	2,862
Business Restructuring	(1,061)	—	(1,061)	—

Operating Income	42,916	28,595	87,523	63,773
Other Income (Expense):
Interest, Net	(3,417)	(2,869)	(7,031)	(6,923)
Loss from Equity in Joint Venture	—	(1,815)	—	(3,055)
Other, Net	(303)	235	(828)	887
	(3,720)	(4,449)	(7,859)	(9,091)

Income Before Income Taxes	39,196	24,146	79,664	54,682
Provision for Income Taxes	11,326	7,205	24,137	16,455
Net Income	27,870	16,941	55,527	38,227
Net Income Attributable to Noncontrolling Interests	(5)	(27)	(8)	(43)
Net Income Attributable to Stepan Company	$27,865	$16,914	$55,519	$38,184
Net Income Per Common Share Attributable to Stepan Company
Basic	$1.22	$0.74	$2.44	$1.68
Diluted	$1.21	$0.74	$2.42	$1.67
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,760	22,742	22,746	22,731
Diluted	22,958	22,871	22,920	22,850

* In the first three and six months of 2015, Deferred Compensation Expense (Income) was included in Administrative Expenses.  The 2015 amounts have been classified separately to conform to the current year presentation.

Table II

Reconciliation of Non-GAAP Net Income and Earnings Per Diluted Share

	Three Months Ended June 30				Six Months Ended June 30
($ in thousands, except per share amounts)	2016	EPS	2015	EPS	2016	EPS	2015	EPS
Net Income Reported	$27,865	$1.21	$16,914	$0.74	$55,519	$2.42	$38,184	$1.67

Deferred Compensation Expense	$1,419	$0.06	$3,998	$0.17	$3,240	$0.14	$4,593	$0.20
Business Restructuring	$796	$0.04			$796	$0.04
Environmental Remediation Expense							$341	$0.01
Gain on Divestiture of Product Line							$(1,774)	$(0.08)

Adjusted Net Income	$30,080	$1.31	$20,912	$0.91	$59,555	$2.60	$41,344	$1.80

* All amounts in this table are presented after-tax

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful for evaluating the Company’s operating performance.  Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, and are neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended June 30				Six Months Ended June 30
($ in thousands, except per share amounts)	2016	EPS	2015	EPS	2016	EPS	2015	EPS
Pre-Tax Adjustments
Deferred Compensation Expense	$2,289		$6,447		$5,226		$7,407
Business Restructuring	$1,061		—		$1,061		—
Environmental Remediation Expense	—		—		—		$550
Gain on Divestiture of Product Line	—		—		—		$(2,862)
Total Pre-Tax Adjustments	$3,350		$6,447		$6,287		$5,095

Cumulative Tax Effect on Adjustments	$(1,135)		$(2,449)		$(2,251)		$(1,935)

After-Tax Adjustments	$2,215	$0.10	$3,998	$0.17	$4,036	$0.18	$3,160	$0.13

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $2.3 million of expense versus $6.4 million of expense in the prior year. The year to date impact was $5.2 million of expense versus $7.4 million of expense in the prior year. The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Stepan Company common stock are as follows:

	2016				2015
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	N/A	N/A	$59.53	$55.29	$49.69	$41.61	$54.11	$41.66

The deferred compensation income statement impact is summarized below:

	Three Months Ended June 30		Six Months Ended June 30
($ in thousands)	2016	2015	2016	2015
Deferred Compensation
Operating Income (Expense)	$(2,434)	$(6,573)	$(5,154)	$(8,150)
Other, net – Mutual Fund Gain (Loss)	145	126	(72)	743
Total Pretax	$(2,289)	$(6,447)	$(5,226)	$(7,407)
Total After Tax	$(1,419)	$(3,998)	$(3,240)	$(4,593)

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and six month periods ending June 30, 2016 as compared to 2015:

($ in millions)	Three Months Ended June 30		Increase	(Decrease) Due to Foreign Currency Translation	Six Months Ended June 30		Increase (Decrease)	(Decrease) Due to Foreign Currency Translation
	2016	2015			2016	2015
Net Sales	$454.6	$452.4	$2.2	$(10.5)	$900.5	$912.9	$(12.4)	$(28.5)
Gross Profit	92.9	79.5	$13.4	(1.6)	186.4	156.0	$30.4	(5.1)
Operating Income	42.9	28.6	$14.3	(1.0)	87.5	63.8	$23.7	(3.3)
Pretax Income	39.2	24.1	$15.1	(1.0)	79.7	54.7	$25.0	(3.2)

Table V

Stepan Company

Consolidated Balance Sheets

June 30, 2016 and December 31, 2015

	2016 June 30	2015 December 31
ASSETS
Current Assets	$679,339	$619,573
Property, Plant & Equipment, Net	563,610	555,463
Other Assets	61,526	63,356
Total Assets	$1,304,475	$1,238,392
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$242,258	$243,244
Deferred Income Taxes	15,314	9,455
Long-term Debt	306,980	312,548
Other Non-current Liabilities	119,664	114,761
Total Stepan Company Stockholders’ Equity	618,884	556,984
Noncontrolling Interest	1,375	1,400
Total Liabilities and Stockholders’ Equity	$1,304,475	$1,238,392